Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of this ______ day of July, 2026, is made by and between Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”) and Michael J. Deal (the “Employee”).

WHEREAS, the Company desires to employ the Employee in the capacity Senior Vice President, Chief Operating Officer (SVP, COO); and

WHEREAS, the Company and the Employee have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment. The Company hereby employs the Employee as Senior Vice President, Chief Operating Officer (SVP, COO), effective as of August 23, 2026 (the “Effective Date”) and the Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. The Employee will report to the President and/or Chief Executive Officer (“CEO”). The Employee’s principal office will be his primary residence in Arizona.

2. Duties and Location. During the Term, the Employee shall serve as the SVP, COO. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee by the CEO that are not inconsistent with the Employee’s position as SVP, COO. In addition:

(a) The Employee will devote his full time and best efforts, talents, knowledge and experience to serving as the Company’s SVP, COO. The Employee will perform his duties diligently and competently and will act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Employee will also comply with the Company’s Compensation Recovery Policy, as it may be amended from time to time. Further, the Employee will at all times during the Term of this Agreement strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of Employees of the Company. The Employee will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that, as determined by the Company in its sole discretion, competes, conflicts or interferes with the performance of his duties hereunder in any material way.

(b) The Employee agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that amounts, if any, received from such subsidiary may be offset against the amounts due hereunder.

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(c) Location and On-Site Requirements. The parties acknowledge and agree that the nature of the Employee’s position as Senior Vice President, Chief Operating Officer of the Company will require the Employee to spend a considerable amount of time at the Company’s mine site located near Winnemucca, Nevada (the “Mine Site”), particularly during the first year of the Employee’s employment. Without limiting the foregoing, during the period beginning on the Effective Date and ending on December 31, 2026 (the “Initial Period”), the Employee agrees to spend at least three (3) out of every four (4) weeks in each calendar month physically present and performing the Employee’s duties at the Mine Site, unless otherwise agreed in writing with the CEO. The specific schedule during the Initial Period shall be mutually agreed between the Employee and the CEO, with the objective of ensuring effective on-site leadership and collaboration with the team at the Mine Site. The parties anticipate that the precise weekly schedule may be adjusted from time to time by mutual written agreement to accommodate business needs and personal circumstances.

During any period in which the Employee is required or scheduled to work at the Mine Site, the Company shall, at its sole expense, provide the Employee with suitable living accommodations in Winnemucca, Nevada. The Company shall also provide the Employee with a vehicle for the Employee’s business and personal use while the Employee is at or traveling to and from the Mine Site.

The Company shall reimburse the Employee for the reasonable cost of up to two (2) round-trip coach-class airline tickets per calendar month between the Mine Site (or the nearest commercial airport serving Winnemucca, Nevada) and the nearest commercial airport to the Employee’s primary residence in Arizona. Reimbursement shall be made in accordance with the Company’s expense reimbursement policies and procedures then in effect and upon timely submission of appropriate documentation and receipts.

Following the expiration of the Initial Period, the parties shall discuss in good faith the ongoing location arrangements, travel requirements, and related support for the Employee’s role. The parties anticipate that the arrangement may evolve into a more permanent structure (which could include a combination of remote work and periodic on-site presence).

3. Term. The Employee shall be an “at-will” employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason. Unless otherwise provided in this Agreement or mutually agreed by the Company and the Employee, all of the terms and conditions of this Agreement will continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term. Any representation, statement or implication to the contrary is unauthorized and not valid.

4. Compensation and Benefits.

(a) Base Salary. The Company shall pay a base annual salary of US$425,000 (“Base Salary”) to the Employee, payable in accordance with the normal payroll practices of the Company and which shall be subject to applicable withholdings, deductions and taxes. The Board, or the Compensation Committee thereof, will review the Employee’s performance and Base Salary annually in or around February of each year and determine whether to adjust the Employee’s Base Salary on a prospective basis. Such adjusted annual salary then will become the Employee’s “Base Salary” for all purposes of this Agreement. The Employee’s annual Base Salary will not be reduced below the Base Salary then in effect, without the Employee’s consent other than a reduction in salary generally applicable to substantially all Executive employees of the Company. Executive employee is defined as Employees with a title of Vice President or higher.

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(b) Incentive Compensation. The Employee will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior Employee officers. The Employee’s target incentive annual cash bonus shall be set at 70% of the Employee’s Base Salary, with bonus payments ranging from 0 to 150% of the bonus target based upon specific individual and corporate performance metrics under any cash bonus plan to be determined from time to time by the Board or Compensation Committee thereof. Any bonus earned by the Employee will be paid in accordance with the Company’s standard practice, which shall not be later than March 15 of the year following the end of the calendar year in which the Employee earns and vests in the right to receive the bonus or compensation as determined by the Board, or the Compensation Committee.

Notwithstanding the Employee’s commencement of employment on August 30, 2026, the Employee shall be eligible for a full (non-prorated) annual cash bonus for the 2026 calendar year with a target equal to 70% of the Employee’s Base Salary, subject to the same performance metrics, goals, and discretion of the Board or Compensation Committee as apply to other senior officers. Any such bonus earned shall be paid no later than March 15, 2027.

(c) Equity Compensation. The Employee will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its senior Employee officers, including the Hycroft Mining Holding Corporation 2025 Performance and Incentive Pay Plan, as amended or superseded (“PIPP”), for ongoing annual equity awards. The Employee shall be entitled to equity awards, with such equity awards to be in such form as is determined by the Board, or the Compensation Committee for senior Employee officers. The equity awards shall contain the following vesting provisions that (i) in the event of a Change in Control transaction of the Company (as hereinafter defined), then if the Employee is terminated within 90 days prior to the consummation of such Change in Control transaction or within 12 months following the consummation of such Change in Control transaction, or (ii) if, within 12 months following the consummation of such Change in Control, Employee is terminated or resigns for Good Reason, then vesting of such equity awards shall accelerate and such equity awards shall be fully vested.

(d) Benefits. During his employment, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior Employee officers. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Employee, so long as the Company takes such action generally with respect to other similarly situated senior Employee officers.

(e) Paid Time Off. The Employee will be entitled to paid time off in accordance with the applicable Company policies for senior Employee officers, but not less than four (4) weeks of paid time off.

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(f) Reimbursement of Business Expenses. The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses incurred in connection with Company business, including, without limitation, travel and accommodations for travel authorized business trips, including, without limitation, travel, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. The Company will provide you with, at the Company’s expense (i) a laptop computer, (ii) a cellular telephone or a monthly stipend in accordance with the Company’s policy for your personal cell phone use in connection with your duties, and (iii) such other equipment as may be agreed with your supervisor.

(g) Signing Bonus. The Company shall pay the Employee a one-time signing bonus in the amount of One Hundred Fifty Thousand United States Dollars (US$150,000) (the “Signing Bonus”). The Signing Bonus shall be paid within thirty (30) days following the Effective Date (or such later date as may be required to comply with applicable law), subject to applicable withholdings, deductions and taxes and in accordance with the Company’s normal payroll practices.

In the event that the Employee’s employment with the Company is terminated by the Company for Cause or by the Employee without Good Reason prior to the eighteenth (18th) month anniversary of the Effective Date, the Employee shall repay to the Company, within thirty (30) days following the termination date, a pro rata portion of the Signing Bonus equal to the product of (i) the full amount of the Signing Bonus and (ii) a fraction, the numerator of which is eighteen (18) minus the number of full months elapsed between the Effective Date and the termination date, and the denominator of which is eighteen (18). For purposes of the foregoing, no repayment shall be required if such termination occurs on or after the eighteenth (18th) month anniversary of the Effective Date. The Employee authorizes the Company to deduct any such repayment amount from any amounts payable to the Employee upon termination of employment to the extent permitted by applicable law.

5. Payments on Termination of Employment.

(a) Termination of Employment for any Reason. Upon termination of the Employee’s employment for any reason, including without limitation, the expiration of this Agreement, the Company will pay or provide the following to the Employee:

(i) Earned but unpaid Base Salary through the date of termination;

(ii) Any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Employee has become eligible and earned in accordance with Section 4(b) above, but which is unpaid at the time of termination;

(iii) Any amounts payable to the Employee under any of the Company’s Employee benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans;

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(iv) Unreimbursed business expenses incurred by the Employee on the Company’s behalf; and

(v) Continued coverage under the Company’s group health plan for the Employee during the COBRA continuation period; provided that the Employee timely elects COBRA continuation coverage and pays the applicable COBRA rate for such continued coverage.

(b) Termination of Employment for Death or Disability. If the Employee’s termination of employment occurs by reason of death or Disability (as defined below), in addition to the amounts payable and benefits provided under Section 5(a) above, the Company will pay the Employee (or his estate) a pro rata portion of any bonus payable under the PIPP, as the case may be, for the year in which such termination occurs determined based on the actual bonus attained for the fiscal year in which such termination occurs.

For purposes of payments to be made under paragraph 5 of this Agreement, “Disability” means the Employee’s inability to perform the essential job functions, with or without a reasonable accommodation.

Employee shall be entitled to no other payments under this Agreement in the event that Employee’s employment with the Company ends as a result of death or Disability.

(c) Termination by the Company other Than for Cause or Voluntary Termination by the Employee for Good Reason. If the Company terminates the Employee’s employment other than for Cause, or if the Employee voluntarily terminates his employment for Good Reason, in addition to the amounts payable under Section 5(a) above and in lieu of the benefit provided in Section 5(a)(v) above, and subject to the provisions under this Section 5(c), Section 9(a) and Section 9(f) (including the timely execution and non-revocation of a Release (as defined below), the Company will pay the following amounts and provide the following benefits to the Employee:

(i) If the Company terminates the Employee’s employment other than for Cause, or if the Employee voluntarily terminates his employment for Good Reason, an amount in cash equal to (A) six (6) months of the Employee’s Base Salary if such termination occurs prior to the six (6) month anniversary of the Effective Date, or (B) twelve (12) months of the Employee’s Base Salary if such termination occurs on or after the six (6) month anniversary of the Effective Date. The applicable amount will be paid in equal installments during the corresponding six (6)-month or twelve (12)-month period after termination in accordance with the Company’s normal payroll practices, provided, however, that any installments that would otherwise be payable within the first sixty (60) days following the date of the Employee’s termination will be paid to the Employee on the sixtieth (60th) day following such termination.

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(ii) Continued coverage under the Company’s medical, dental, life, and disability plans through (A) the six (6)-month anniversary of the date that the Employee’s employment was terminated if such termination occurs prior to the six (6) month anniversary of the Effective Date, or (B) the twelve (12)-month anniversary of the date that the Employee’s employment was terminated if such termination occurs on or after the six (6) month anniversary of the Effective Date, in each case at the same cost to the Employee as in effect on the date of the Employee’s termination. Any continuation of group health plan benefits is conditioned upon the Employee timely electing COBRA continuation coverage and timely paying his share of the premium. If the Company determines that the Employee cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been available. Any cash amounts payable under an alternative arrangement will be paid to the Employee on the 60th day after the date of the Employee’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.

Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 5(c) is conditioned upon the Executive executing and delivering to the Company a separation agreement and general release of all claims against the Company, its affiliates, subsidiaries and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Company (a “Release”) and within the timelines specified by the Company. In accordance with the Age Discrimination in Employment Act, the Employee will be provided an extended period of time to consider the terms of the release before signing, and no money or benefits shall be payable until the consideration period and any revocation periods have passed. Except for the payments outlined in Section 5(a), no compensation will be due and payable to the Employee until after the Company receives a fully executed original of the Release, and any applicable revocation periods have expired.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Employee’s consent: (i) a material reduction or a material adverse alteration in the nature of the Employee’s position, responsibilities or authorities or the assigning of duties to the Employee that are materially inconsistent with those of the position of an Employee of a company of comparable size in a comparable industry; (ii) the Employee’s becoming the holder of a lesser office or title than that previously held; (iii) any material breach of this Agreement by the Company that causes an adverse change to the terms and conditions of the Employee’s employment; (iv) the Company requires the Employee to relocate his principal business office to a location not within 75 miles of the Employee’s principal office; (v) any reduction in the Employee’s salary, other than a reduction in salary generally applicable to substantially all Executive employees; or (vi) failure of the Company to pay the Employee any amount otherwise vested and due under this Agreement or under any plan or policy of the Company following written notice by the Employee to the Company identifying the failure and the basis for such payment and the Company’s failure to cure within 10 days following receipt of such written notice. In no event will a resignation be deemed to occur for “Good Reason” unless the Employee provides notice to the Company, and such resignation occurs within 90 days after the event or condition giving rise thereto. Upon receiving notice from the Employee, the Company shall have a period of 30 days during which it may remedy the event or condition, except for an alleged event under Paragraph 5(d)(vi), under which the Company shall have 10 days following written notice from the Employee.

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(e) Cause. For purposes of this Agreement, “Cause” shall mean that one or more of the following has occurred: (i) the Employee is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates); (ii) a failure of the Employee to substantially perform his responsibilities and duties to the Company which, to the extent curable, is not remedied within 10 days after the Employee’s receipt of written notice given by any member of the Board identifying the failure in reasonable detail and granting the Employee an opportunity to cure such failure within such 10 day period; (iii) the failure of the Employee to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), which, to the extent curable, is not remedied within 10 days after the Employee’s receipt of written notice given by or on behalf of the Company identifying the failure in reasonable detail and granting the Employee an opportunity to cure such failure within such 10 day period; (iv) the Employee engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company or any of its affiliates; (v) a material violation or willful breach by the Employee of any of the policies or procedures of the Company, including, without any limitation, any employee manual, handbook or code of conduct of the Company which, to the extent curable, is not remedied within 10 days after the Employee’s receipt of written notice given by or on behalf of the Company identifying the violation or breach in reasonable detail and granting the Employee an opportunity to cure such violation or breach within such 10 day period; (vi) the Employee fails to meet any material obligation the Employee may have under any agreement entered into with the Company which, to the extent curable, is not remedied within 10 days after the Employee’s receipt of written notice given by any member of the Company identifying the failure in reasonable detail and granting the Employee an opportunity to cure such failure within such 10 day period; (vii) the Employee’s failure to maintain any required applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); or (viii) the Employee’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Employee may be subject, pursuant to an employment agreement or otherwise.

(f) Concurrent Resignation and Removal from Any Boards and Positions. If the Employee’s employment is terminated for any reason under this Agreement, such termination will constitute his resignation and removal from: (i) if a member, the Board and/or Board of directors of any subsidiary of the Company, or any other board to which he has been appointed or nominated by or on behalf of the Company; (ii) any position with the Company or any of its subsidiaries, including, but not limited to, as an officer of the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

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6. Change in Control.

(a) Payments and Benefits upon Termination after a Change in Control. If within 90 days prior to, or one year after, a Change in Control (as defined below), the Company (or its successor) terminates the Employee’s employment for reasons other than for Cause, the Employee incurs a Disability or if the Employee voluntarily terminates his employment for Good Reason, and subject to the provisions of this Section 6(a), Section 9(a) and Section 9(f) (including the timely execution and non-revocation of a Release), the Company will provide the following payments and benefits to the Employee, in lieu of those payments and benefits provided under Section 5(a)(v) and Section 5(b) or (c), as applicable, but in addition to the amounts payable under Sections 5(a)(i) through 5(a)(iv) above:

(i) An amount equal to 1.5 multiplied by the Employee’s Base Salary. This cash payment will be paid to the Employee on the 60th day following the date of the Employee’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).

(ii) An amount in cash equal to 1.5 multiplied by the sum of the Executive’s Annual Bonus. For this purpose, “Annual Bonus” means the greater of: (A) the actual bonus paid for the fiscal year immediately preceding such termination; (B) the actual bonus attained for the fiscal year in which such termination occurs; or (C) the target bonus for the fiscal year in which such termination occurs. This cash payment will be paid to the Executive in a lump sum on the 60th day following the date of the Executive’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).

(iii) Continued coverage under the Company’s medical, dental, life, and disability plans through the 18-month anniversary of the date that Employee’s employment was terminated, at the same cost to the Employee as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter). Any continuation of group health plan benefits is conditioned upon the Employee timely electing COBRA continuation coverage and timely paying his share of the premium. If the Company determines that the Employee cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been available. Any cash amounts payable under an alternative arrangement will be paid to the Employee on the 60th day after the date of the Employee’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.

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Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 6(a) is conditioned upon the Executive executing and delivering to the Company a Release in a form reasonably satisfactory to the Company and within the timelines specified by the Company. In accordance with the Age Discrimination in Employment Act, the Employee will be provided an extended period of time to consider the terms of the release before signing, and no benefits shall be payable until the consideration period and any revocation periods have passed. Except for the payments outlined in Section 5(a), no compensation will be due and payable to the Employee until after the Company receives a fully executed original of the Release, and any applicable revocation periods have expired.

(b) Definition of Change in Control. For purposes of the Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that one or more of the following conditions is satisfied:

(i) The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a “Person” (as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or a subsidiary thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of this Section (6)(b)(iii) will not be a Change in Control under this Section 6(b)(i); provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement; or

(ii) Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

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(iii) Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that (x) such ownership of the Company existed prior to the Business Combination or (y) that immediately prior to such Business Combination, such Person was a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary in the foregoing, in no event will a Change in Control be deemed to have occurred with respect to the Employee if the Employee is part of a purchasing group that consummates the Change in Control transaction. The Employee will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Employee is an equity participant in the purchasing company or group (except (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors.

7. Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. As a condition of the Employee’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Employee will enter into an Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement in the form attached hereto as Exhibit A (the “ENNNI Agreement”), containing confidentiality, non-solicitation and non-competition restrictive covenants. The Employee acknowledges and agrees that execution and compliance with the ENNNI Agreement, the terms of which ENNNI Agreement are incorporated herein by reference, is an essential term and condition of this Agreement and that the ENNNI Agreement is supported by adequate and sufficient consideration, including but not limited to the Employee’s employment with the Company. In the event any part of the ENNNI becomes prohibited by law, such part shall be severed from the ENNNI, and the rest of the ENNNI shall remain in full force and effect to the fullest extent permitted by law.

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8. Indemnification and Insurance. The Company will indemnify the Employee in accordance with the Company’s Certificate of Incorporation and Bylaws to the fullest extent permitted by law in the event he is made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company and its subsidiaries, or serves any other enterprise as a director, officer, or employee at the request of the Company. While employed by the Company or any of its subsidiaries, the Company will maintain the Employee as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals (and subject to the same exclusions from coverage) with respect to time periods where the Employee served as an employee of the Company and its subsidiaries.

9. Compliance with Code Section 409A and Treasury Regulations.

(a) Payments under Sections 5(c) and 6(a) of this Agreement are intended to qualify as short-term deferrals or otherwise be exempt from Code Section 409A. However, if the Company reasonably determines that a payment under Section 5(c) or 6(a) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) and the Employee is a Specified Employee (as defined below) as of the date of termination, such payment to the Employee may not be made before the date that is six months after the date of his separation from service or, if earlier, the date of the Employee’s death. Payments to which the Employee would otherwise be entitled during the first six months following the date of separation will be accumulated and paid on the first day of the seventh month following the date of termination. For purposes of this Agreement, “Specified Employee” has the meaning given in Code Section 409A and Treas. Reg. §1.409A-1(c)(i). The Company’s “specified employee identification date” (as described in Treas. Reg. §1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. §1.409A-1(c)(i)(4)) will be February 1 of each succeeding year.

(b) This Agreement is intended to comply with, or be exempt from, the requirements of Code Section 409A and the Treasury Regulations and other administrative guidance issued thereunder, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(c) Each payment or installment under this Agreement shall constitute a separate payment for purposes of Code Section 409A.

(d) To the extent that any amount payable upon termination of employment constitutes “nonqualified deferred compensation” subject to the requirements of Code Section 409A, any reference to such termination shall mean a “separation from service” (as defined in Treas. Reg. §1.409A-1 (h)).

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(e) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expenses was incurred.

(f) In the event that the Company’s independent registered public accounting firm or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Employee pursuant to this Agreement is subject to the additional tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Employee as a result of the application of such provision, the Company agrees to cooperate with the Employee to execute any amendment to the provisions hereof reasonably necessary but only (i) to the minimum extent necessary to avoid application of such tax, and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences (including, without limitation, accelerating the payment or provision of any benefit described herein).

(g) Notwithstanding anything in this Section 9 or any other provision of this Agreement, if any payment under this Agreement gives rise, directly or indirectly, to liability for an additional income tax or penalty under Code Section 409A (and/or any penalties and/or interest with respect to such additional income tax or penalty), the Employee shall bear the cost of any and all such taxes, penalties and interest.

10. [Reserved].

11. Miscellaneous.

(a) Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, and Employee consents to any such assignment. The assignment shall also automatically have the effect of adding the assignee as a party to this Agreement, including adding the assignee to all provisions that survive the termination of this Agreement and shall expand all such surviving provisions accordingly. Employee confirms this assignment clause has been negotiated at arm’s length is and supported by separate consideration, including but not limited to 20 percent of Employee’s first paycheck received under this Agreement.

(b) Governing Law and Forum for Disputes. The laws of the State of Delaware will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement or the Employee’s employment (a “Dispute”) must be brought and enforced in the courts of the State of Delaware, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

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(c) Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

(d) Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer or director duly authorized by the Board and the Employee.

(e) Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Company will be directed to:

Hycroft Mining Holding Corporation

P.O. Box 3030

Winnemucca, NV 89446

Attention: Chief Executive Officer

The Company may change the person and/or address to whom the Employee must give notice under this Section by giving the Employee written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Employee will be directed to the Employee, or to the Employee’s executors, personal representatives or distributees, if the Employee is deceased, or the assignees of the Employee, at the Employee’s home address on the records of the Company, or such other address provided to the Company in accordance with the procedures described above.

(f) Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(g) No Waiver. No failure or delay by the Company or the Employee in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by the Employee from any of the terms or conditions thereof, will be effective unless in writing and signed by the Employee and Chief Executive Officer. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

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(h) Effect on Other Obligations. Payments and benefits herein provided to be paid to the Employee by the Company will be made without regard to and in addition to any other payments or benefits required to be paid the Employee at any time hereafter under the terms of any other agreement between the Employee and the Company (it being understood and agreed that the Employee will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its subsidiaries). No payments or benefits provided the Employee hereunder will be reduced by any amount the Employee may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Employee be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

(i) Survival. The provisions of this Agreement, including but not limited to Sections 9 and 11 hereof and the ENNNI Agreement, to the extent consistent with or necessary to carry out the purposes thereof, shall survive termination of this Agreement or termination of the Employee’s employment with the Company or any successor or assign regardless of the reason for such termination.

(j) Entire Agreement. The Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it, along with the ENNNI Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

(k) Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

(l) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Signature page to follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date set forth above.

EMPLOYEE		HYCROFT MINING HOLDING CORPORATION

By		By:
	Michael J. Deal	Name:	Diane R. Garrett
		Its:	President and CEO

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EXHIBIT A

FORM OF EMPLOYEE NONDISCLOSURE, NONCOMPETITION

NONSOLICITATION AND INVENTIONS AGREEMENT

This Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (referred to as the “Agreement”) is entered into on July ____, 2026, by and between Hycroft Mining Holding Corporation (referred to as the “Company”) and me.

I desire to be employed by the Company, and the Company desires to employ me; however, as a condition of my employment, the Company requires that I agree to the terms of and execute this Agreement. I understand that if I do not agree to the terms of and execute this Agreement, the Company is unwilling to hire and/or retain me and pay me compensation for my employment. Accordingly, I agree as follows:

1.	At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. Any representation, statement or implication to the contrary is unauthorized and not valid unless in writing and signed by both Employee and CEO of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without cause, for any cause, or for no cause, at the option of either the Company or myself, and with or without notice.

2.	Confidential, Proprietary and Trade Secret Information.

a)	I understand that “Personal Property” refers to all tangible property including but not limited to paper, storage devices, computers, phones, automobiles, machines, tools, equipment, models, molds, any document, record, customer list, management analysis, notebook, plan, model, component, device, tangible property, or computer software or code, whether embodied in a disk or in any other form, etc., that is used, leased, owned or controlled by the Company.

b)	I understand that “Proprietary Information” means all information that has commercial value in the business in which the Company is engaged. By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information, including patents, copyrights, trade secrets, proprietary information and other intellectual property and techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, formulating recipes, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

i)	“Proprietary Information” also specifically includes but is not limited to joint ventures, exploration programs, documentation and/or schematics; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents. “Proprietary Information” further includes proprietary or confidential information of any third party who may disclose such information to the Company or to the Employee in the course of the Company’s business.

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c)	I understand that “Trade Secret Information” shall include any information that is a Trade Secret as defined by the Nevada Uniform Trade Secrets Act.

d)	I understand that “Confidential Information” means all information disclosed to me or known to me, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, as a consequence of or through my employment with the Company, that is not generally known to the public or in the relevant trade or industry about the Company’s business, products, processes, services, employees, investors, and suppliers. (For purposes of this Agreement, Proprietary, Confidential, and Trade Secret Information will be collectively referenced as “Information.”)

e)	I acknowledge that during the performance of my duties with the Company, I will receive and have access to the Company’s Personal Property and Information. (To the extent I may have acquired Company information while performing work for the Company prior to becoming a Company employee, such Information shall be entitled to the same protections as Information acquired during my course of employment with the Company.) Because of the nature of the Company’s business, the protection of such Personal Property and Information is of vital concern to the Company. This Information represents one of the most important assets of the Company and enhances the Company’s opportunity for maintaining business and future growth.

f)	In exchange for the consideration set forth in this Agreement, I further covenant as follows:

i)	Both during and following employment, I will hold in strictest confidence the Company’s Information, and will not disclose it to any individual or entity except with the specific prior written consent of the company, or except as otherwise expressly permitted by the terms of this Agreement, or compelled by legal process. In the event I am required by law or a court order to disclose any such Information, I shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent that it is legally able, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

ii)	Any Trade Secrets of the Company will be entitled to all of the protections and benefits under the Nevada Uniform Trade Secret Act and any other applicable law. If any information that the Company deems to be a Trade Secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. I hereby waive any requirement that the Company submit proof of the economic value of any Trade Secret.

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iii)	I will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of my duties at home or while traveling, or except as otherwise specifically authorized by the Company) the Company’s Personal Property and Information. I recognize that, as between the Company and me, all of the Personal Property and Information, whether or not developed by me, is the exclusive property of the Company.

iv)	I agree not to use any of the Company’s Personal Property or Information for any purpose, except for the benefit of the Company, and I agree not to disclose, share, provide or allow the use of the Company’s Personal Property or Information to or with any person, firm or corporation without written authorization from the CEO. I agree to abide by the Company’s policies and regulations for the protection of the Company’s Personal Property and Information. I understand and agree that the unauthorized disclosure, removal or misuse of such Personal Property or Information will irreparably damage the Company and/or third parties dealing with the Company.

3.	Protected Rights

a)	Notwithstanding the foregoing or anything else in this Agreement, I understand that (a) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a United States federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

b)	In addition, I understand that nothing in this Agreement shall be construed to prohibit me from exercising any legal rights with the Equal Employment Opportunity Commission, the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any law applicable to the Company or participating in any investigation or proceeding conducted by such agency. I understand that Section 7 of the National Labor Relations Act guarantees employees the right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for collective bargaining or other mutual aid or protection, as well as the right to refrain from any or all such activities. Nothing contained in this Agreement limits rights under the National Labor Relations Act.

c)	Further, I understand that except as otherwise provided in NRS 233.190, nothing in this Agreement prohibits or restricts me from testifying at a judicial or administrative proceeding, when the party has been required or requested to testify at the proceeding pursuant to a court order, a lawful subpoena, or a written request by an administrative agency, and the proceeding concerns the Company and its alleged commission of a criminal offense, an act of sexual harassment, an act of discrimination based on race, religion, color, national origin, disability, sexual orientation, gender identity or expression, ancestry, familial status, age or sex, or retaliation for the reporting of such discrimination.

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d)	Finally, with respect to sexual assault dispute or sexual harassment dispute, nothing in this Agreement prohibits (i) disclosure or discussion of conduct, the existence of a settlement involving conduct, or information covered by the terms and conditions of the contract or agreement; or (ii) negative statements about another party that relates to the contract, agreement, claim or case.

4.	Past Non-Disclosure. Subject to Paragraph 3, I have not used the Company’s Personal Property or Information for any purpose, except for the benefit of the Company. I further represent that I have not provided the Company’s Personal Property or Information to any person, firm or corporation for any purpose, except for the benefit of the Company.

5.	Non-Disclosure of Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential, proprietary or trade secret information of any former or concurrent employer or other person or entity, and that I will not bring onto the premises of the Company any unpublished document or confidential, proprietary or trade secret information belonging to any such employer, person or entity unless consented to in writing by such employer, person, or entity.

6.	Inventions.

a)	Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, and which are not assigned to the Company hereunder; or, if no such list is attached, by my signature to this Agreement I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, proceeds or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b)	Disclosure and Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company of any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, techniques, methods, formulas, processes, trademarks or Trade Secrets, whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further agree that any and all such Inventions are the sole and exclusive property of the Company and that I will hold in trust for the sole right and benefit of the Company, will assign and hereby assign to the Company, or its designee, all my rights, titles, and interests in and to any and all Inventions except as provided in the “Non-Assertion” sub-section below. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, mask works or copyrights resulting from any such application for letters patent or mask work or copyright registrations assigned hereunder to the Company.

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c)	Works for Hire. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” (hereinafter “Works”) as that term is defined in the United States Copyright Act or international law and the Company may file applications to register copyright as the author thereof. I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company. I will take whatever steps the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or networks system, any Works of the Company without the written permission of the Company.

d)	Patent and Copyright Registrations. I further agree to execute all applications, assignments, contracts, and other instruments as the Company deems necessary to effectuate the intent of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature on any such document, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney, in fact, to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

e)	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

f)	Non-Assertion. Except for matters listed in Exhibit 1 to this Agreement, I will not assert any rights as to any inventions, copyrights, patents, discoveries, concepts, or ideas or improvements thereof, or know-how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement.

7.	No Solicitation of Employees. I acknowledge that the Company has invested substantial time, effort and expense in training and assembling its present staff. In order to protect that investment by the Company, for a period of one (1) year following the termination of my employment with the Company, regardless of the reason for such termination, I will not hire, attempt to hire or solicit any individual who is an employee of the Company at the time of termination or was an employee of the Company at any time during the year preceding termination of my employment with the Company.

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8.	No Solicitation of Business from Customers or Business Partners. I agree that I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment for any reason (voluntary or involuntary), whether with or without cause:

a)	Will not either directly or indirectly, either for myself or for any other person or entity, solicit, induce, recruit or encourage any of the Company’s Customers (as defined below) to reduce or negatively change or otherwise alter their existing relationship, course of dealing or level of business with the Company. This prohibition specifically includes soliciting, inducing, recruiting or encouraging any of the Company’s Customers to send or do business with an alternative business or entity;

b)	Solicit competing business from any Customer or Prospective Customer, Business Partner, or Prospective Business Partner of the Company.

For purposes of this Agreement, a “Customer” is any person or entity to whom the Company has sold any of its products or services in the 2 years preceding my separation from employment with the Company. A “Prospective Customer” is any person or entity to whom the Company has provided a written proposal to deliver products or services in the 1 year preceding my separation from employment with the Company. A “Business Partner” is an individual or entity who is a property owner or joint venture partner associated with the Company. A “Prospective Business Partner” is an individual or entity whom the Company is or was actively pursuing as a potential partner or a business associate, as evidenced by outstanding written proposals from the Company to the prospective partner or business associate at any time during the 1 year preceding the termination of my employment with the Company.

9.	Non-Competition. I agree that during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment with the Company for any reason (voluntary or involuntary), within the Protected Areas, I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, will not:

a)	Either directly or indirectly, for myself or any third party, divert or attempt to divert any business of the Company;

b)	Accept any position or affiliation with a company as a result of which I will, in the regular and ordinary course of business, necessarily be called upon, required, or expected to reveal, base judgments on, or otherwise use Information that I have received during my employment with the Company;

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c)	Engage or invest in, own, manage, operate, finance, control, or participate in, lend my name or credit to, or render services or advice to, any business that conducts gold mining or mine exploration, provided, however, that the beneficial ownership of less than 5% of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market will not be deemed, in and of itself, to violate the prohibitions of this paragraph.

The “Protected Areas” for purposes of this Agreement shall constitute the State of Nevada and other mineral districts in which the Company (i) is engaging in business or actively pursuing an exploration, development or mining opportunity, as evidenced by outstanding proposals from the Company to the prospective partner or individual entity with whom the Company is pursuing a business relationship at the time of termination of my employment with the Company.

10.	Extension of Non-Solicitation and Non-Compete Covenants. The period of time applicable to the covenants not to solicit and not to compete will be extended by the duration of any violation by me of such covenant(s). In addition, the time periods applicable to the covenants not to solicit employees and not to compete will be extended by the duration of any period of time during which I am retained as a consultant to the Company or an independent contractor by the Company (in any capacity).

11.	Limitation on Non-Competition Obligations in Cases of Reductions in Force, Reorganization, or Similar Restructuring. I understand that if my employment with the Company terminates as a result of a reduction in force, reorganization, or similar restructuring, the non-competition covenant will only be enforceable during the period in which the Company is paying my salary, benefits, or equivalent compensation.

12.	Returning Personal Property and Confidential, Proprietary, or Trade Secret Information. Upon termination of employment, or upon the request of the Company during employment, I will return to the Company all of the Personal Property and Information in my possession or subject to my control, and I shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Personal Property or Information. I also agree that I will not recreate, copy or deliver to anyone else any Personal Property and Information of the Company.

13.	Reasonableness of Restrictions. I agree and acknowledge that the restrictions of this Agreement are reasonable and necessary and will not prevent me from obtaining adequate and gainful employment upon termination of my employment with the Company.

14.	Duty of Loyalty. I agree that during my employment with the Company, I will not participate in, assist, or take any action designed to benefit a person or entity engaging in any business that competes or plans to compete with the Company.

15.	Survival. Termination of my employment, whether voluntary or involuntary, whether with or without cause (even if I believe such termination is in violation of the law or contract), shall not impair or relieve me of my obligations set forth in this Agreement, which shall survive the termination.

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16.	Remedies and Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages and that the Company will be immediately and irreparably harmed by any breach of the restrictive covenants set forth in this Agreement. Accordingly, I agree that in addition to any remedies at law or equity that may be available to the Company for such breach, the Company may also seek specific performance, seek appropriate injunctive relief to prevent a breach and seek any other relief that may be available. Such relief shall be in addition to other remedies available and shall not constitute an election of remedies.

a)	Costs and Attorneys’ Fees. In the event that a dispute under this Agreement arises, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in pursuing or defending the matter.

b)	Indemnity. I agree to indemnify and hold the Company harmless from and against (i) any and all claims, demands, proceedings, suits, and actions against the Company and (ii) any and all losses, liabilities, damages, and costs suffered by the Company, resulting from any breach of this Agreement.

17.	General Provisions.

a)	Governing Law; Consent to Personal Jurisdiction. The laws of the state of Nevada shall govern this Agreement. In any legal proceeding arising under this Agreement, the venue shall be in Washoe County, Nevada, and Employee consents to personal jurisdiction in Nevada and Washoe County. The venue choice set forth herein shall not limit or restrict the Company’s right, at its sole discretion, to pursue the equitable, injunctive or specific performance remedies set forth in this Agreement in any jurisdiction or venue where I may be found or where a breach or threatened breach may or has occurred.

b)	Entire Agreement; Enforcement of Right. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by me and the CEO. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c)	Enforceability. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants. If any provision of this Agreement is determined to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If modification is not possible, such term shall be severed from this Agreement.

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d)	Successors. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e)	Assignment and Addition of Parties. I agree that this Agreement, specifically including the non-compete, non-solicitation, and confidentiality provisions, may be assigned by the Company, including to a successor-in-interest to the Company’s business whether by sale of assets, stock, merger, or otherwise, and I consent to any such assignment. The assignment is supported by consideration, including my employment, continued employment and/or the first 10% of any bonus I receive from the Company.

Employee Acknowledgment

I acknowledge that I have read and understand the provisions of this Agreement, and I have been given an opportunity for my legal counsel to review this Agreement. I further acknowledge that the provisions of this Agreement are reasonable, and I will fully and faithfully comply with this Agreement. Finally, I acknowledge that I have entered into this Agreement freely and voluntarily and not as the result of any threat, promise or undue influence made or exercised by the Company or any other party.

Date:	July , 2026
Signature of Employee

Michael J. Deal
Print Name of Employee

HYCROFT MINING HOLDING CORPORATION

Date:	July , 2026
		By:	Diane R. Garrett
		Its:	President and Chief Executive Officer

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EXHIBIT 1

LIST OF PRIOR INVENTIONS, DISCOVERIES OR IDEAS

AND ORIGINAL WORKS OF AUTHORSHIP CREATED, DEVELOPED OR CONCEIVED BY THE EMPLOYEE PRIOR TO BEGINNING EMPLOYMENT WITH THE COMPANY

IDENTIFYING NUMBER
TITLE	DATE	OR BRIEF DESCRIPTION

X	I have no inventions, discoveries, ideas or original works of authorship.

Additional Sheets Attached.

I agree to immediately correct or amend this list with written notification to the Company.

Signature of Employee:

Print Name of Employee:	Michael J. Deal

Date:	July , 2026

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